                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              CHRYSLER CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                              CHRYSLER CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                          (CHRYSLER CORPORATION LOGO)
                                                                  March 31, 1995

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Chrysler Corporation to be held at the Regal Riverfront Hotel, St. Louis, Missouri, on Thursday, May 18, 1995, at 10:00 A.M., Central Daylight Saving Time. For your convenience, directions to the meeting site are shown on the inside back cover of the Proxy Statement.

     Matters to be acted on at the meeting include: (a) the election of directors; (b) the appointment of independent public accountants; and (c) three stockholder proposals. Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR SHARES IN FAVOR OF THE ELECTION OF DIRECTORS AND THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS, AND AGAINST THE STOCKHOLDER PROPOSALS.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. If you then attend the meeting and wish to vote your shares in person, you still may do so. Also, if you plan to attend the meeting, please mark the appropriate box on the proxy card. If you plan to have anyone accompany you, please enclose a note indicating the name of that person. Admission cards for the meeting will then be sent to you.

     At the conclusion of the meeting, you will have the opportunity to tour the St. Louis South Assembly Plant where Chrysler, Dodge and Plymouth minivans are assembled. Transportation to and from the plant will be provided.

     I look forward to seeing you at the meeting.

                                            Sincerely yours,

                                            Robert J. Eaton
                                            Chairman

                              CHRYSLER CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 1995

     The Annual Meeting of Stockholders of Chrysler Corporation ("Chrysler" or the "Corporation") will take place at the Regal Riverfront Hotel, 200 South 4th Street, St. Louis, Missouri 63102, on Thursday, May 18, 1995, at 10:00 A.M., Central Daylight Saving Time, for the following purposes:

Item No.    1.  To elect a board of thirteen directors to serve until the next
                Annual Meeting of Stockholders (pages 2-7);

Item No.    2.  To appoint independent public accountants to audit the books, records and accounts of the Corporation for the year 1995 (page
                26);

Item Nos. 3-5.  To act upon three stockholder proposals, if such proposals are presented at the meeting (pages 26-30);

and to transact such other business as may properly come before the meeting.

     Only holders of record of Chrysler Common Stock at the close of business on March 20, 1995 will be entitled to vote at the meeting.


                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                              William J. O'Brien
                                   Vice President, General Counsel and Secretary

March 31, 1995

                              CHRYSLER CORPORATION
            12000 CHRYSLER DRIVE, HIGHLAND PARK, MICHIGAN 48288-0001

                                PROXY STATEMENT

                                                                  March 31, 1995

     The Board of Directors of Chrysler Corporation solicits your proxy in the form enclosed to use at the Annual Meeting of Stockholders on May 18, 1995. The Corporation will begin mailing this Proxy Statement and the accompanying form of proxy on or about March 31, 1995 to stockholders entitled to vote at the meeting.

     The Board urges you to date, sign and mail your proxy promptly, in the form of the proxy/voting instruction card enclosed with this Proxy Statement, to make certain that your shares will be voted at the meeting. Proxies in the enclosed or other acceptable form that are received in time for the meeting will be voted. However, you may revoke your proxy by a revocation in writing or a later dated proxy that is received by the Corporation prior to the meeting, or by voting your shares in person at the meeting.

     If your proxy is received in time for the meeting, it will be voted for the nominees for director whose names appear below under "Election of Directors", unless the proxy indicates that it is not to be voted for the election of such nominees or for any specific nominees as directors. Where your proxy specifies that it is to be voted for or against, or that you abstain from voting on, the recommended appointment of independent public accountants or any of the other proposals included in this Proxy Statement, the proxy will be voted as you have specified. Where you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

     Every stockholder is entitled to one vote for each share of Chrysler common stock, par value $1.00 per share ("Common Stock"), held. In accordance with the Corporation's By-Laws, the election of directors and all other matters before the meeting will be decided by a plurality vote, which means that the election of any director or the approval of any other matter before the meeting will require the affirmative vote of a majority of the votes cast with respect to such election or other matter. Abstentions and broker non-votes are not votes cast and therefore will not be counted in determining voting results, although abstentions and broker non-votes will be counted in the determination of a quorum. Inspectors of election appointed by the Board of Directors will tabulate the votes cast.

     Only holders of record of Common Stock at the close of business on March 20, 1995 will be entitled to vote at the meeting; holders of the Corporation's Series A Convertible Preferred Stock will not be entitled to vote. On March 20, 1995 there were 364,351,305 shares of Common Stock outstanding. Of these shares, 5,173,748 were held by the trustees under the Chrysler Salaried Employees' Savings Plan and the Chrysler Canada Savings Plan and 1,801,117 shares were held by the trustee under the Chrysler Hourly Employees' Deferred Pay Plan. Under the terms of these Plans, all shares held for participating employees by the trustees will be voted or not as directed by written instructions from the participating employees, and shares for which no instructions are received will be voted in the same proportion as the shares for which instructions are received, excluding shares the trustees have been instructed not to vote. If you are a participant in the savings or deferred pay plans, your proxy will serve as voting instructions for the trustees of those plans for all accounts registered in your name.

     On the record date 195,556 shares of Common Stock were held in a trust under the Chrysler Salaried Employees' Supplemental Savings Plan. Such shares cannot be voted by participants, but are voted by the trustee in the same proportion as the shares held under the Chrysler Salaried Employees' Savings Plan are voted.

     If you are a participant in the Chrysler Dividend Reinvestment Plan, the shares held for your account will be voted in the same manner as your shares held of record are voted.

     The Corporation will bear the expense of soliciting proxies in the accompanying form. Solicitation will be by mail, and directors, officers and employees of the Corporation may solicit proxies in person or by telephone, telegram, telefacsimile or letter. The Corporation also will employ Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, to assist in soliciting proxies for a fee of $15,000, plus out-of-pocket expenses. In addition, the Corporation will reimburse banks, brokers, and other entities that hold Common Stock in nominee name for their expenses in forwarding proxy material to beneficial owners.

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

     A full board of thirteen directors will be elected at the meeting to serve for the following year and until their successors are elected and qualified. All of the nominees are now directors of the Corporation and all were elected by the stockholders at the last annual meeting.

     The biographical information set forth on the following pages with respect to each nominee's present principal occupation, business and other affiliations, and beneficial ownership of equity securities of the Corporation has been furnished by the nominee.

                             NOMINEES FOR DIRECTOR

                  Former Vice Chairman of the Board, Maxxam Group Inc.
                  Ms. Affinito served as President and Chief Operations Officer
- -------------     of Maxxam Group Inc. (formerly Simplicity Pattern Co. Inc.)
  PHOTO OF        from June 1976 to June 1987 and as Vice Chairman of the Board
  LILYAN H.       from June 1987 until June 1991. Ms. Affinito is a director of
AFFINITO, 63      Caterpillar Inc., Jostens Inc., Lillian Vernon Corporation,
  Elected a       Tambrands Inc., Kmart Corporation, New York Telephone Company
  Director        and New England Telephone and Telegraph Company. She is a
June 3, 1982      member of the Board of Trustees of Cornell University Medical
- -------------     College, the Mayo Foundation and a director of the
                  Metropolitan Transportation Authority.


- -------------     Chairman of the Board and Chief Executive Officer, AT&T
  PHOTO OF        Robert E. Allen was elected Chairman and Chief Executive
  ROBERT E.       Officer of AT&T in April 1988. Mr. Allen began his career at
  ALLEN, 60       Indiana Bell in 1957. Subsequently, he served in officer posts
  Elected a       at Indiana Bell, Bell of Pennsylvania, Illinois Bell, the
  Director        Chesapeake and Potomac Telephone Companies and AT&T. He was
 February 3,      named President and Chief Operating Officer of AT&T in 1986.
    1994          Mr. Allen's board memberships include Bristol-Myers Squibb Co.
- -------------     and Pepsico, Inc.


                  Former President and Chief Executive Officer, Kmart
                  Corporation
- -------------     Mr. Antonini began his business career in 1964 when he joined
  PHOTO OF        the S. S. Kresge Company (now Kmart Corporation), a mass
  JOSEPH E.       merchandising retailer, as a management trainee. He served in
 ANTONINI, 53     a number of sales, retail and management positions with Kmart
  Elected a       and one of its subsidiaries from 1965 through 1986 when he
  Director        became President and Chief Operating Officer of Kmart. In 1987
 November 30,     he was named Chairman of the Board, President and Chief
    1989          Executive Officer of Kmart and served in those capacities
- -------------     until 1995. Mr. Antonini is a director of Shell Oil Company and a director and trustee of a number of charitable, civic and educational institutions.

                  Chairman and President, Center on Addiction and Substance
                  Abuse at Columbia University (CASA)
                  Mr. Califano received a law degree from Harvard Law School in
                  1955 and after service in the Navy he practiced law in New
                  York City. From April 1961 to July 1965 he served the
                  Department of Defense in various capacities and from July 1965 to January 1969 he was Special Assistant for Domestic Affairs
                  to the President of the United States. Mr. Califano engaged in the practice of law from June 1971 to January 1977 at which
- -------------     time he was appointed Secretary of Health, Education and
PHOTO OF          Welfare and served in that post until August 1979. He
JOSEPH A.         practiced law in Washington, D.C. from January 1980 through
CALIFANO,         December 1982. From January 1983 until September 1992, he was
JR., 63           a senior partner of the law firm Dewey Ballantine. He is a
Elected a         director of Authentic Fitness Corporation, Automatic Data
Director          Processing Inc., Kmart Corporation, New York Telephone
June 4, 1981      Company, New England Telephone and Telegraph Company, The
- -------------     Travelers Inc., and Warnaco. He is a trustee of New York
                  University, The Twentieth Century Fund, The Urban Institute and The American Ditchley Foundation, a governor of New York
                  Hospital and Chairman of the Institute for Social and Economic Policy in the Middle East at Harvard University.
                  He is the author of nine books and numerous articles.


                  Vice Chairman of the Board and Chief Administrative Officer
                  Mr. Denomme joined the Corporation in September 1980 and was elected Vice President -- Corporate Strategic Planning in
                  1981, Executive Vice President -- Corporate Staff Group in
- -------------     February 1991, Executive Vice President and Chief
 PHOTO OF         Administrative Officer in January 1993 and Vice Chairman of
 THOMAS G.        the Board and Chief Administrative Officer in October 1994. On
DENOMME, 55       February 4, 1993 he was elected a director of Chrysler. He is
 Elected a        also a member of the Office of the Chairman. Prior to joining
 Director         Chrysler, Mr. Denomme held a number of positions at Ford
February 4,       Motor Company, including Director, Marketing Policy and
   1993           Strategy Office and Director, Sales Operations Planning. He
- -------------     is Chairman of the Board of Trustees of the University of
                  Detroit-Mercy. He is also a director of the Michigan
                  Thanksgiving Parade Foundation, the American Automobile
                  Manufacturers Association and the Congressional Economic
                  Leadership Institute.


                  Chairman of the Board and Chief Executive Officer
                  Mr. Eaton was elected Vice Chairman of the Board and Chief
                  Operating Officer of the Corporation, effective March 16,
                  1992, and he became Chairman of the Board and Chief Executive
                  Officer on January 1, 1993. Prior to joining Chrysler, he
                  served as President of General Motors Europe since June 1988.
                  He was employed by General Motors Corporation from 1963 to
                  1992, and served that company in various executive capacities,
- -------------     including Vice President and Group Executive in charge of the
   PHOTO OF       GM Technical Staffs from May 1986 to June 1988, and Vice
   ROBERT J.      President in charge of the Advanced Engineering Staff from May
   EATON, 55      1982 to May 1986. Mr. Eaton was elected to the National
   Elected a      Academy of Engineering in 1989 and is a fellow of the Society
   Director       of Automobile Engineers and the Engineering Society of
March 16, 1992    Detroit. He is a director of the American Automobile
- --------------    Manufacturers Association, International Paper Company,
                  Detroit Renaissance, United Way of Southeastern Michigan,
                  Economic Club of Detroit, Detroit Symphony Orchestra and the
                  Michigan Leaders Health Care Group.  He is also a member of
                  The Business Council, The Business Roundtable, the
                  U.S./Japan Business Council, and the President's Advisory
                  Committee on Trade Policy and Negotiations.

                  Chairman and Chief Executive Officer, Earl G. Graves Ltd.
                  Mr. Graves is Chairman and Chief Executive Officer of Earl G.
                  Graves Ltd., a multi-faceted communications company, and is the Publisher of BLACK ENTERPRISE magazine which he founded in
                  1970. Additionally, since 1990, Mr. Graves has served as
                  Chairman and Chief Executive Officer of Pepsi-Cola of
- -------------     Washington, D.C., L.P., a Pepsi-Cola bottling franchise. Also,
PHOTO OF          Mr. Graves is a general partner of Egoli Partners, L.P., which
EARL G.           is a general partner of New Age Beverages, the Pepsi-Cola
GRAVES, 60        franchisee in the Republic of South Africa. Moreover, Mr.
Elected a         Graves serves as a director of AMR Corporation, Aetna Life and
Director          Casualty Company, Federated Department Stores, Rohm and Haas
March 1, 1990     Corporation, the New York State Urban Development Corporation
- -------------     and New American Schools Development Corporation. Mr. Graves
                  also is a trustee of Howard University and the American Museum of Natural History and Planetarium. Mr. Graves is a member of the Executive Committee of the Council on Competitiveness.
                  Mr. Graves currently serves as the Vice President of Relationships/Marketing and is on the Executive Board of the National Office of the Boy Scouts of America.


                  Chairman of the Board, President and Chief Executive Officer,
                  Northrop Grumman Corporation
                  Mr. Kresa earned three degrees in aeronautics and astronautics from Massachusetts Institute of Technology and from 1959 to
                  1968 he was associated with various scientific and defense oriented research organizations and government agencies. He joined Northrop Grumman Corporation, a diversified aerospace manufacturer, in 1975 as a Vice President, and was manager of that company's Research and Technology Center. After several positions with increased responsibility in the company, Mr.
- -------------     Kresa was elected President and Chief Operating Officer of
   PHOTO OF       Northrop on February 17, 1987, President and Chief Executive
KENT KRESA, 57    Officer of that company on January 1, 1990 and Chairman of the
  Elected a       Board, President and Chief Executive Officer, effective
  Director        September 19, 1990. Mr. Kresa is a member of the Massachusetts
 November 30,     Institute of Technology Visiting Committee for the Department
    1989          of Aeronautics and Astronautics. He is Vice Chairman of the
- -------------     Board of Governors of the Aerospace Industries Association,
                  and is a director of the John Tracy Clinic for the hearing impaired and ARCO (Atlantic Richfield Company). He serves on the CEO Board of Advisors of the University of Southern
                  California's School of Business Administration, the Board of
                  Trustees for the California Institute of Elected a Director
                  Technology, the Board of Directors of the Los Angeles World
                  Affairs Council, and the Board of Governors of the Los
                  Angeles Music Center.


                  Chairman Emeritus, Owens-Illinois, Inc.
                  Mr. Lanigan joined Owens-Illinois, Inc., a manufacturer of packaging materials, in 1950 and has served that company in various executive capacities and as head of a number of
- -------------     divisions and operations. Mr. Lanigan was elected a Vice
PHOTO OF          President of Owens-Illinois in 1968 and a director in 1974,
ROBERT J.         and became President and Chief Operating Officer of
LANIGAN, 66       Owens-Illinois in 1982. He served as President and Chief
Elected a         Executive Officer from January to April of 1984, as Chairman
Director          of the Board and Chief Executive Officer from April 1984
April 5, 1984     through September 1990, as Chairman from October 1, 1990 to
- -------------     October 15, 1991, and was elected Chairman of the Finance
                  Committee on October 15, 1991. Mr. Lanigan also serves as
                  Chairman Emeritus of Owens-Illinois. He is a director of Owens-Illinois, Inc., Barry-Wehmiller Co., The Dun &
                  Bradstreet Corporation, Sonat Inc., Sonat Offshore Drilling
                  Inc., and The Coleman Company, Inc.

                  President and Chief Operating Officer
                  Mr. Lutz joined the Chrysler group on June 3, 1986 when he was elected an Executive Vice President of Chrysler Motors
                  Corporation, the then wholly owned automotive manufacturing and sales subsidiary which was merged into the Corporation on
                  December 31, 1989. He was elected a director of the
                  Corporation on June 12, 1986. Mr. Lutz served as President --
                  Operations of Chrysler Motors from January 1988 to November
                  1988 and as President -- Chrysler Motors from November 1988 to
- -------------     February 7, 1991 when he was elected President of Chrysler
   PHOTO OF       Corporation. Since January 1, 1993, Mr. Lutz also has served
   ROBERT A.      as Chief Operating Officer and a member of the Office of the
   LUTZ, 63       Chairman. He was employed by Ford Motor Company and its
   Elected a      subsidiaries from 1974 to 1986, serving in several top
   Director       executive positions. He was a member of the Ford Motor Company
June 12, 1986     board of directors from 1982 to 1986. Prior to joining Ford
- -------------     Motor Company, Mr. Lutz was employed by General Motors
                  Corporation in Europe and by Bayerische Motorenwerke (BMW) of Germany. He is an executive director of the National Association of Manufacturers and ASCOM, A.G. He is also a member of the Highway Users Federation for Safety and Mobility, the Advisory Board for the University of California,
                  Berkeley, School of Business Administration and a member of the National Advisory Council of the Elected a Director
                  University of Michigan School of Engineering.


                  Chairman of the Board, Safeway Inc.
                  Mr. Magowan has been employed by Safeway Inc., a supermarket chain, since 1968 in various management positions, including
- -------------     Store, District, Retail Division and Regional Manager. He was
   PHOTO OF       elected a Vice President of the company in 1973. In 1976, he
   PETER A.       was placed in charge of the company's Canadian and overseas
 MAGOWAN, 52      subsidiaries. He was elected a director of Safeway Inc. in
  Elected a       1979, and Chairman of the Board on January 1, 1980. He served
  Director        as Chief Executive Officer from January 1, 1980 until May 1,
May 14, 1986      1993. He is a director of The Vons Companies, Inc. and
- -------------     Caterpillar Inc. He is also the President and Managing General
                  Partner of the San Francisco Giants.


                  Vice Chairman (Retired), The Boeing Company
                  Mr. Stamper graduated from Georgia Institute of Technology and worked for General Motors Corporation for 14 years before
- -------------     joining The Boeing Company in 1962. In 1966, he was Vice
   PHOTO OF       President in charge of developing the 747 airplane. Mr.
  MALCOLM T.      Stamper was elected a director of The Boeing Company in 1972
 STAMPER, 69      and served as President from 1972 to 1985 and as Vice Chairman
  Elected a       from 1985 to 1990. He is Chairman and CEO of Storytellers Ink
  Director        Publishing Company. He is a director of Esterline Corporation,
March 1, 1984     Nordstrom, Inc., and Whittaker Corporation. He has served as a
- -------------     of the Federal Reserve Bank of San Francisco and on
                  the National Advisory Board of the Smithsonian Museum, and
                  Chairman of the Board of The Seattle Art Museum.

                  Chairman, President and Chief Executive Officer, BCE Inc.
                  Mr. Wilson received a Masters degree from Cornell University in 1967. He served as Deputy Minister, Ministry of Industry and Tourism, Government of Ontario, Canada from 1978 to 1981.
                  He joined Redpath Industries Limited as President and Chief
                  Executive Officer in 1981 and was elected Chairman of the
                  Board of Redpath in 1988. Mr. Wilson served as Vice-Chairman
- -------------     of the Bank of Nova Scotia in 1989-90. Mr. Wilson served as a
PHOTO OF          director of BCE Inc., a telecommunications company, from May
LYNTON R.         1985 to September 1989 and has served in that capacity
WILSON, 54        continuously since November 1990. He was elected President and
Elected a         Chief Operating Officer of BCE Inc. in 1990, President and
Director          Chief Executive Officer of that Company in 1992 and Chairman,
March 3, 1994     President and Chief Executive Officer on April 1, 1993. Mr.
- -------------     Wilson is also a director of Chrysler Canada Ltd., Bell Canada
                  International Inc., BCE Mobile Communications Inc., Bell
                  Canada, Bell-Northern Research Inc., Northern Telecom
                  Limited, Stelco Inc., Tate & Lyle PLC, Teleglobe Inc. and the
                  C.D. Howe Institute. He also serves as a Governor of the Olympic Trust of Canada, and of McGill University and is a member of the International Council, J.P. Morgan and the Trilateral Commission.

                            COMMITTEES OF THE BOARD

COMMITTEE MEMBERSHIP

     Messrs. Graves, Kresa, Magowan and Wilson are members of the Audit
Committee.

     Messrs. Eaton, Lanigan, Magowan and Stamper are members of the Executive Committee.

     Ms. Affinito and Messrs. Allen, Antonini, Califano and Kresa are members of the Finance Committee.

     Messrs. Allen, Antonini, Lanigan and Stamper are members of the Incentive Compensation Committee, Stock Option Committee and Salary Committee.

     Messrs. Allen, Lanigan and Stamper are members of the Nominating Committee.

     Ms. Affinito and Messrs. Califano, Graves and Wilson are members of the Public Policy Committee.

AUDIT COMMITTEE

     The Audit Committee recommends to the Board of Directors for its nomination independent public accountants to audit the books, records and accounts of the Corporation, and reviews and approves the overall scope and adequacy of the independent and internal audit programs and the proposed form of the Corporation's consolidated financial statements. The Audit Committee also reviews the results, findings and recommendations of audits performed by the independent public accountants and the internal audit department, the system of internal accounting controls, the significant accounting policies of the Corporation as they apply to its consolidated financial statements, the audit fees to be paid to the independent public accountants and the nature of non-audit services performed by the independent public accountants. The Audit Committee held nine meetings in 1994.

NOMINATING COMMITTEE

     The Nominating Committee reviews the qualifications of potential candidates and recommends to the Board of Directors nominees for positions on the Board. The Nominating Committee held five meetings in 1994. A stockholder may recommend a person for nomination by giving notice thereof and providing certain required information, in writing, to the Secretary of the Corporation, so that it is received not less than 60 nor more than 90 days before the annual meeting, but if less than 70 days notice or public disclosure of the date of such meeting is given or made to stockholders, the notice of nomination must be received not later than the 10th day following the day such meeting notice was mailed or such public disclosure was made.

COMPENSATION COMMITTEES

     The Incentive Compensation Committee, Stock Option Committee and Salary Committee (collectively, the "Management Resources and Compensation Committees") meet jointly to review and approve the compensation of senior management of the Corporation, including the compensation of officers, and make reports and recommendations to the Board of Directors concerning compensation plans. In carrying out such responsibilities the Management Resources and Compensation Committees, among other things, fix salaries, establish performance goals, award incentive compensation and grant stock options, all within the authority granted to them by the respective plans or by resolutions of the Board. The Management Resources and Compensation Committees held eight meetings in 1994.

                      DIRECTORS MEETINGS AND COMPENSATION

     The Board of Directors held eighteen meetings in 1994. Each director attended 75% or more of the total of all meetings held by the Board and the committees on which he or she served.

     The fees currently being paid to directors who are not officers of Chrysler Corporation or its subsidiaries are as follows: annual fee for serving as a director, $21,000; fee for each Board meeting attended, $500; fee for each other day of service, $2,000; annual fee for serving on a Board committee (Management Resources and Compensation Committees considered as one), $4,000; additional annual fee for serving as chairperson of a committee, $2,000; and fee for attending one or more committee meetings held on the same day, $500.

     Under the Chrysler Corporation 1991 Stock Compensation Plan (the "1991 Plan") approved by the stockholders, nonemployee directors receive options with related stock appreciation rights ("SARs") for 1,500 shares of Common Stock as of the date of their election or reelection as a director at any annual or special meeting of stockholders. The Corporation also provides business travel accident insurance coverage in the amount of $250,000 to each nonemployee director. In addition, the Corporation provides an annual retirement benefit payable for life to nonemployee directors with five or more years of service equal to one hundred percent of the annual retainer for directors in effect at the time of the individual's retirement from the Board. A director retiring from the Board with less than five years service receives an annual retirement benefit in the same amount, but only for a period equal to the time served as a director.

     Under the Chrysler Salaried Employees' Supplemental Savings Plan, nonemployee directors may elect in advance to defer all or a portion of the above fees and proceeds in connection with the exercise of options or SARs, whether payable in the form of cash or Common Stock. Such directors may self-direct assets in their deferral accounts among a variety of investments. Directors may elect to receive payment of their deferred compensation in a lump sum or in annual installments not to exceed ten years.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of Common Stock beneficially owned, as that term is defined for proxy statement reporting purposes by the Securities and Exchange Commission (the "SEC"), by the directors and executive officers of the Corporation as of March 20, 1995 (unless otherwise noted):

                                               AMOUNT AND NATURE         NUMBER OF SHARES IN LEFT COLUMN
                                                 OF BENEFICIAL                WHICH MAY BE ACQUIRED
        NAME OF BENEFICIAL OWNER(1)             OWNERSHIP(2)(3)                 WITHIN 60 DAYS(4)
- --------------------------------------------   -----------------         -------------------------------
Lilyan H. Affinito..........................           8,566                            5,100
Robert E. Allen.............................           1,000                                0
Joseph E. Antonini..........................           6,730                              600
Joseph A. Califano, Jr......................           7,066                            3,600
Theodor R. Cunningham.......................         225,726                          198,499
Thomas G. Denomme...........................          64,742                           41,698
Robert J. Eaton.............................         517,404                          403,410
Earl G. Graves..............................           6,847                            4,650
Kent Kresa..................................           6,830                            4,650
Robert J. Lanigan...........................           7,607                            1,500
Robert A. Lutz..............................         501,414                          412,034
Peter A. Magowan............................          16,930                            1,500
Malcolm T. Stamper..........................           6,757                              600
Gary C. Valade..............................          97,771                           79,998
Lynton R. Wilson............................           1,500                                0
All Directors and Executive Officers,
  including those named above, as a Group...       2,926,670(5)(6)                  2,134,599(7)

- ---------------
(1) No director or executive officer is the beneficial owner of other equity securities of the Corporation or any of its subsidiaries. No director or executive officer beneficially owns more than 1.0% of the Common Stock outstanding.

(2) Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the Common Stock beneficially owned by such person.

(3) Includes shares of Common Stock held as of December 31, 1994 by the dividend reinvestment plan and the trustees under the Corporation's savings plans.

(4) This column lists the number of shares which the directors and executive officers have the right to acquire within sixty days after March 20, 1995 through the exercise of stock options. The shares shown in this column are included in the Amount and Nature of Beneficial Ownership column.

(5) Includes 13,701 shares of Common Stock held by family members of executive officers, the beneficial ownership of which has been disclaimed by such officers in reports filed with the SEC. This number also includes 65,880 shares held under the Chrysler Salaried Employees' Supplemental Savings Plan in a trust in which various executive officers have a beneficial interest. Those shares are not voted by participants, but are voted by the trustee as described above on page 2.

(6) The number of shares shown constitutes 0.80% of the Common Stock outstanding.

(7) The number of shares shown constitutes 0.59% of the Common Stock outstanding.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The Corporation has been advised that the following persons beneficially owned more than 5% of the Common Stock outstanding as of December 31, 1994:

                                                                NUMBER OF SHARES          PERCENT
                     NAME AND ADDRESS                          BENEFICIALLY OWNED         OF CLASS
- ----------------------------------------------------------     ------------------         --------
Kirk Kerkorian(1).........................................          36,000,000               10.14%
Tracinda Corporation
4835 Koval Lane
Las Vegas, Nevada 89109

FMR Corp.(2)..............................................          23,612,943                6.59%
82 Devonshire Street
Boston, Massachusetts 02109

- ---------------
(1) According to a Schedule 13D filing dated January 3, 1995, Mr. Kerkorian and Tracinda Corporation, a Nevada corporation wholly-owned by Mr. Kerkorian, have sole voting and dispositive power over all of the shares.

(2) As of February 28, 1995, FMR Corp., through its subsidiaries Fidelity Management & Research Company ("Fidelity"), Fidelity Management Trust Company ("Fidelity Trust"), and Fidelity International Limited ("Fidelity International"), had sole dispositive power over all of the shares set forth above opposite its name, shared voting power as to none of such shares, and sole voting power as to 1,071,153 of such shares. Fidelity is the beneficial owner of 21,725,741 of the above shares (6.06% of the Common Stock outstanding), Fidelity Trust is the beneficial owner of 1,750,002 of such shares (0.49% of the Common Stock outstanding), and Fidelity International is the beneficial owner of 137,200 of such shares (0.04% of the Common Stock outstanding). The number of shares beneficially owned by these companies includes 2,534,925 shares that Fidelity and 479,205 shares that Fidelity Trust have the right to acquire through the conversion of all of the Corporation's Series A Convertible Preferred Stock held by them.

                                 OTHER MATTERS

     The Corporation, in the ordinary course of business, purchased materials, supplies and services from numerous suppliers throughout the world in 1994. Purchases were made from some concerns of which certain nonemployee directors are directors or officers. The Corporation does not consider the amounts involved in such transactions material in relation to its business and believes that such amounts are not material in relation to the businesses of such other corporations or the interests of the nonemployee directors involved.
                               ------------------

     Mr. Joseph E. Cappy, a Vice President of the Corporation, is the principal stockholder of, and made a loan of $1 million in 1994 to, an automobile dealership which was granted a franchise by the Corporation to sell Chrysler products. Mr. Cappy has agreed with the Corporation to certain restrictions which preclude his involvement in the management and operation of the dealership.

                               ------------------

     The Corporation incurred expenses of approximately $689,000 in 1994 for advertising and related marketing activities with Black Enterprise magazine. Mr. Graves is the Chairman, Chief Executive Officer and sole stockholder of the magazine's ultimate parent company.

                               ------------------

     A consolidated derivative lawsuit and purported class action is currently pending against the Corporation and certain of its directors in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. The suit alleges that the directors breached their fiduciary duties to stockholders by amending, in 1990, Chrysler's Share Purchase Rights Plan in a manner designed to entrench themselves in office and to impair the right of stockholders to avail themselves of offers to purchase their shares by an acquiror not favored by management. The Complaint, as amended, also alleges injury to the Corporation as a direct result of violations of fiduciary duties by the individual defendants. The Corporation filed an Answer and Affirmative Defenses and a Motion to Dismiss the consolidated lawsuit. On July 27, 1992, the Court entered a memorandum opinion dismissing the Complaint as to all claims for relief other than rescission of the Rights Plan amendment. The Corporation later filed a Motion for Reargument which was denied on August 11, 1992. The Corporation and the named directors are continuing with the defense of this matter.

                               ------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers, and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange (the "NYSE"). Directors, executive officers, and greater than ten-percent beneficial owners are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during 1994 all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with except that the Corporation inadvertently caused Mr. E. T. Pappert, a Vice President of the Corporation, to fail to disclose on one report that was timely filed the sale of certain shares in addition to those reported as sold on such report. The report filed was subsequently amended to reflect the sale of such additional shares.

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation awarded to, earned by, or paid during the three preceding fiscal years to the Corporation's Chief Executive Officer and its next four most highly compensated executive officers serving at the end of 1994 for all services rendered by them to the Corporation and its subsidiaries in all capacities in which they served.

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                          ---------------------
                                                                                           AWARDS
                                                   ANNUAL COMPENSATION(1)                 --------     PAYOUTS
                                      ------------------------------------------------    SECURITIES  ---------
                                                                        OTHER ANNUAL      UNDERLYING    LTIP      ALL OTHER
                                               SALARY        BONUS      COMPENSATION      OPTIONS/     PAYOUTS   COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR       ($)          ($)          ($)(2)         SARS (#)     ($)(3)       ($)(4)
- ------------------------------------  ----    ---------    ---------   ---------------    --------    ---------  ------------
Robert J. Eaton.....................  1994    1,063,750    2,200,000        60,424        214,638       966,641     51,060
  Chairman of the Board and           1993      928,750    1,900,000       121,474        202,772     1,809,000     22,290
  Chief Executive Officer             1992      597,000      575,000        25,200        550,000       694,328     68,295
Robert A. Lutz......................  1994      808,750    1,600,000        39,319         90,000       869,465     38,820
  President and                       1993      747,500    1,500,000        75,923         99,301     1,444,500     17,137
  Chief Operating Officer             1992      650,000      450,000        28,470         88,733       711,876     14,550
Thomas G. Denomme...................  1994      496,250    1,000,000        27,942         60,000       470,534     23,820
  Vice Chairman and                   1993      448,750      900,000        12,240         61,198       756,000     10,770
  Chief Administrative Officer        1992      348,333      275,000        14,310         50,452       339,771      8,360
Gary C. Valade......................  1994      387,500      750,000        23,982         60,000       352,901     18,600
  Executive Vice President            1993      325,417      680,000         8,100         56,198       506,250      7,810
  and Chief Financial Officer         1992      242,500      190,000         8,280         30,226       202,214      5,820
Theodor R. Cunningham...............  1994      412,500      700,000        24,927         58,470       409,160     19,800
  Executive Vice President --         1993      381,250      650,000        10,680         54,397       661,500      9,150
  Sales & Marketing and               1992      325,833      225,000        11,940         48,632       265,952      7,820
  General Manager of Minivan
  Operations

- ---------------
(1) Compensation deferred at the election of an executive is included in the year earned.

(2) The amounts for 1994 are dividend equivalents paid in respect of awards of shares of Common Stock ("Performance Shares") under the 1991 Plan and tax payment reimbursements.

(3) LTIP payouts of Performance Shares for 1994 were in respect of the 1992-1994 performance cycle under the 1991 Plan and were based on the Corporation's performance in relation to improvements in vehicle quality. Amounts are based on the fair market value of Common Stock on the date of delivery.

(4) The amounts for 1994 are matching contributions by the Corporation under its employee savings plans.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock options granted in 1994 to the named executive officers. No SARs were granted to executive officers in 1994.

                                                            INDIVIDUAL GRANTS
                                        ----------------------------------------------------------
                                         NUMBER OF
                                         SECURITIES    PERCENT OF TOTAL
                                         UNDERLYING      OPTIONS/SARS
                                        OPTIONS/SARS      GRANTED TO      EXERCISE OR                   GRANT DATE
                                          GRANTED        EMPLOYEES IN     BASE PRICE    EXPIRATION    PRESENT VALUE
                 NAME                    (#)(1)(2)       FISCAL YEAR        ($/SH)         DATE           ($)(3)
- --------------------------------------  ------------   ----------------   -----------   ----------   ----------------
Robert J. Eaton.......................     185,000           5.65%           47.75       07-06-04        2,408,585
                                            29,638           0.91%           61.38       12-02-02          467,419
Robert A. Lutz........................      90,000           2.75%           47.75       07-06-04        1,171,744
Thomas G. Denomme.....................      60,000           1.83%           47.75       07-06-04          781,163
Gary C. Valade........................      60,000           1.83%           47.75       07-06-04          781,163
Theodor R. Cunningham.................      48,000           1.47%           47.75       07-06-04          624,930
                                             1,764           0.05%           59.94       12-04-01           27,089
                                             3,578           0.11%           47.38       06-12-01           46,103
                                             5,128           0.16%           47.38       06-10-02           66,075

- ---------------
(1) All amounts shown represent the number of shares of Common Stock which may be acquired upon the exercise of stock options. Options for a total of 3,271,896 shares of Common Stock were granted to directors, officers and employees in fiscal 1994. Each option was granted at an exercise price of not less than 100% of fair market value of the Common Stock on the date the option was granted. An option must be exercised within ten years after the date of grant (or, if less, within five years after retirement) and is exercisable on and after the first anniversary of the grant to the extent of not more than 40% of the number of shares covered by the option, on and after the second anniversary of the grant to the extent of not more than 70% thereof, and on and after the third anniversary of the grant to the extent of 100% thereof. The exercise price may be paid in cash or by delivery of Common Stock. Tax withholding obligations related to exercise may be paid by a reduction in the number of shares received, subject to certain conditions. The Stock Option Committee may provide, at the time it grants an option, that if an optionee, while employed by the Corporation, surrenders shares of Common Stock owned for a minimum of six months in payment of the exercise price of that option, then the optionee, subject to the availability of shares and other restrictions, will be entitled to receive a new stock option (a "Reload Option") covering a number of shares of Common Stock equal to the number so surrendered. Under the 1991 Plan as currently administered, Reload Options may not be granted in connection with the exercise of a Reload Option. None of the options granted to the named executive officers in 1994 contain a Reload Option feature. See also footnote 2 below.

     In the event of a Change in Control (as defined below), (i) all options and SARs will become fully exercisable and vested (provided that SARs held by executive officers and directors must, except in the event of death or disability, be held for at least six months prior to exercise), (ii) Limited Stock Appreciation Rights ("LSARs") will be exercisable during the 60-day period following the Change in Control (provided that LSARs held by executive officers and directors must, except in the event of death or disability, be held for at least six months prior to a Change in Control), and (iii) any participant terminated by the Corporation within two years immediately following a Change in Control will be permitted to exercise any option, SAR or LSAR for a period of three months after such termination or until the stated term thereof, whichever is shorter. Upon the exercise of a LSAR, the holder is entitled to receive an amount equal to (i) the Change in Control Stock Appreciation (as defined below) times (ii) the number of shares in respect of which such LSAR shall have been exercised.

     A Change in Control is deemed to have occurred if (i) any person becomes the owner of 20% or more of the combined voting power of the Corporation's then outstanding securities (unless the 20% threshold is crossed due to an acquisition of securities directly from the Corporation); (ii) during any two-year period the majority of the membership of the Board, subject to certain conditions, ceases for any reason to constitute a majority of the Board; (iii) the stockholders approve a merger of the Corporation with any other corporation (other than a merger which would result in the voting securities of the Corporation continuing to represent, in combination with voting securities held by any employee benefit plan of the Corporation, at least 80% of the combined voting power of the Corporation or the surviving entity outstanding immediately after such merger); or (iv) the stockholders approve a plan of complete liquidation of the Corporation or an agreement for the sale of substantially all its assets. The Change in Control Stock Appreciation to be received in settlement of LSARs with respect to any share of Common Stock will be an amount equal to the excess, if any, of (i) the higher of (x) the market value of such share on the date the LSAR is exercised or (y) the highest price paid, or its equivalent, for shares of Common Stock in the transaction constituting the Change in Control or, in the case of a Change in Control resulting from a change in the membership of the Board, the average of the closing price of the Common Stock for the 30-day period prior to such Board Change in Control, over (ii) the price specified in the LSAR on the date of grant or, in the case of a LSAR related to an option, the price specified in the related option.

(2) All but the first grant listed for each named executive officer are grants of Reload Options resulting from the exercise of an initial option granted before 1994 containing a Reload Option feature. Each Reload Option was granted in connection with the exercise of an existing option by surrender of Common Stock then owned by the executive in payment of the exercise price of the existing option. Such Reload Option may be exercised (i) for the number of shares of Common Stock shown, (ii) at the fair market value of such shares on the date of such surrender, (iii) six months after the date of grant, and then only for the remaining term of the original option, and (iv) only while the fair market value of Common Stock is at least 25% higher than on the date of grant of the Reload Option.

(3) These values were determined under the Black-Scholes option pricing model based on the following assumptions: expected stock price volatility of 26%; interest rate based on the five year Treasury bond rate; exercise in the fifth year; and dividends at the rate in effect on the date of grant. No adjustments were made for nontransferability or risk of forfeiture. The Corporation's use of this model does not constitute an endorsement or an acknowledgment that such model can accurately determine the value of options or SARs. No assurance can be given that the actual value, if any, realized by an executive upon the exercise of these options will approximate the estimated values established by the Black-Scholes model.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information concerning stock option exercises in 1994 by the named executive officers and the value of their unexercised options at December 31, 1994. No named executive officer exercised SARs in 1994 and no such officer currently holds any SARs.

                                                                                               VALUE OF
                                                                NUMBER OF                     UNEXERCISED
                                                               UNEXERCISED                   IN-THE-MONEY
                               SHARES                        OPTIONS/SARS AT                OPTIONS/SARS AT
                            ACQUIRED ON      VALUE         FISCAL YEAR-END (#)           FISCAL YEAR-END($)(1)
                              EXERCISE     REALIZED    ---------------------------    ---------------------------
           NAME                 (#)           ($)      EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- --------------------------  ------------   ---------   -----------   -------------    -----------   -------------
Robert J. Eaton...........     60,000      1,863,600     313,410        434,000         5,208,276     5,267,750
Robert A. Lutz............          0              0     412,034        157,500        10,365,255       961,875
Thomas G. Denomme.........     38,100      1,439,532      41,698        102,000           522,180       553,500
Gary C. Valade............          0              0      79,998         95,100         1,804,041       414,075
Theodor R. Cunningham.....     38,100      1,406,232     189,793         92,706         4,495,207       531,456

- ---------------

(1) The mean of the high and low price of a share of Common Stock on the NYSE was $49.50 on December 30, 1994.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The following table provides information concerning the number of shares of Common Stock awarded in 1994 to the named executive officers which they may receive in the future depending on the extent to which long-term corporate goals are achieved.

                                                        PERFORMANCE     ESTIMATED FUTURE PAYOUTS UNDER
                                                          OR OTHER       NON-STOCK PRICE BASED PLANS
                                           NUMBER OF    PERIOD UNTIL    ------------------------------
                                            SHARES       MATURATION     THRESHOLD    TARGET    MAXIMUM
                  NAME                      (#)(1)      OR PAYOUT(2)       (#)        (#)        (#)
- ----------------------------------------   ---------    ------------    ---------    ------    -------
Robert J. Eaton.........................     11,600         3 yrs         5,800      11,600    14,500
Robert A. Lutz..........................      7,300         3 yrs         3,650       7,300     9,125
Thomas G. Denomme.......................      4,400         3 yrs         2,200       4,400     5,500
Gary C. Valade..........................      3,600         3 yrs         1,800       3,600     4,500
Theodor R. Cunningham...................      3,600         3 yrs         1,800       3,600     4,500

- ---------------
(1) These awards reflect the number of Performance Shares payable to each of the named executive officers under the 1991 Plan at the end of the 1994-1996 performance cycle upon achievement of the corporate goal established for that cycle. Under the 1991 Plan, a target award (expressed as a percentage of salary) is established for each such officer. Each may earn nothing, or a number of Performance Shares ranging from a set minimum to a maximum of 125% of the target award, based on the Corporation's performance in relation to improvements in vehicle quality, the performance goal established for such cycle. During such cycle, each of the named executive officers is entitled to receive amounts equal to the cash dividends that would have been paid to him if one share of Common Stock for every Performance Share awarded to him had been issued to him at the time of such dividend.

(2) In the event of a Change in Control (as defined above in footnote 1 to the Option/SAR Grants in Last Fiscal Year table) the performance objectives applicable to any award of Performance Shares under the 1991 Plan will be deemed attained, any other restrictions applicable to such shares will be waived and such shares will be deemed fully vested.

                               PENSION PLAN TABLE

     The Corporation's executive officers receive benefits based on years of service and salary under the tax-qualified Chrysler Salaried Employees' Retirement Plan (the "Retirement Plan"). Any portion of such benefits not payable under the Retirement Plan due to limitations imposed by the Internal Revenue Code of 1986 on tax-qualified plans are payable under the nonqualified Chrysler Supplemental Executive Retirement Plan (the "Supplemental Plan"). The following table shows the aggregate annual benefits (including 50% of estimated primary Social Security benefits), based on years of service and salary, that would be payable under the Retirement Plan and the Supplemental Plan to executive officers currently retiring at age 65, assuming they contribute continuously to the Plans after age 35 when eligible.

                                                   ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED(2)
ASSUMED FINAL AVERAGE                     --------------------------------------------------------------------
  ANNUAL SALARY(1)                           10          15          20          25          30          35
- ---------------------                     --------    --------    --------    --------    --------    --------
     $ 200,000..........................    45,000      67,500      90,000     110,000     124,000     124,000
       400,000.........................     90,000     135,000     180,000     220,000     248,000     248,000
       600,000.........................    135,000     202,500     270,000     330,000     372,000     372,000
       800,000.........................    180,000     270,000     360,000     440,000     496,000     496,000
     1,000,000.........................    225,000     337,500     450,000     550,000     620,000     620,000
     1,200,000.........................    270,000     405,000     540,000     660,000     744,000     744,000
     1,400,000.........................    315,000     472,500     630,000     770,000     868,000     868,000
     1,600,000.........................    360,000     540,000     720,000     880,000     992,000     992,000

- ---------------
(1) Salary averaged over the consecutive five-year period during which salary was highest in the 15 years immediately preceding retirement. The salaries for each of the Corporation's five highest paid executive officers in 1994 are set forth for each of the last three years in the Summary Compensation Table.

(2) Except for primary Social Security benefits, annual benefits are payable for the lifetime of the retiree with a guaranteed payment period of 10 years. If expressed as straight life annuity amounts the annual benefits would be higher in amounts varying from approximately 5% to 8%.

     As of February 28, 1995, the executives named in the Summary Compensation Table have accrued the following years of service under the Retirement Plan and the Supplemental Plan: Mr. Eaton, 8 years, consisting of 3 years of service under the Retirement Plan and the remainder as additional years of service under the Supplemental Plan pursuant to his employment agreement with the Corporation; Mr. Lutz, 13 9/12 years, consisting of 8 9/12 years of service under the Retirement Plan and the remainder as additional years of service granted by the Corporation under the Supplemental Plan; Mr. Denomme, 14 6/12 years of service under the Retirement Plan; Mr. Cunningham, 13 7/12 years of service under the Retirement Plan; and Mr. Valade, 17 4/12 years of service under the Retirement Plan.

     In addition to providing a portion of the benefits based on years of service and salary reflected in the Pension Table, the Supplemental Plan provides other retirement benefits to an executive based on a percentage of the incentive compensation awards (annual bonus and Performance Shares) paid to that executive each year. The Management Resources and Compensation Committees may establish a percentage of those awards ranging from 0 to 6%. If the executive officers named in the Summary Compensation Table remain with the Corporation until their retirement at age 65, they could become entitled to receive the following estimated annual retirement benefits under the Supplemental Plan based on those awards (the portion accrued to date is shown in parentheses): Mr. Eaton, $850,400 ($293,142); Mr. Lutz, $369,000 ($299,496); Mr. Denomme, $455,000
($211,549); Mr. Valade, $420,000 ($140,966); and Mr. Cunningham, $586,200
($157,429). These estimates were computed based on the following assumptions for each executive through age 65: (a) annual base salary increases of 6%, (b) annual incentive compensation equal to 120% of annual base salary; and (c) a 3% factor applied to incentive compensation. The nonaccrued amounts in the annual retirement benefit estimates shown above will change in proportion to percentage differences between actual award levels through age 65 and the assumed levels set forth in (b) and (c) above.

                               ------------------

     The Report on Executive Compensation and the Performance Graph which follow shall not be deemed to be incorporated by reference into any filing made by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Corporation incorporates such report and graph by specific reference.

                        REPORT ON EXECUTIVE COMPENSATION

     The Management Resources and Compensation Committees of the Board of Directors (consisting of the Incentive Compensation Committee, the Stock Option Committee and the Salary Committee) submit the following report to stockholders on the compensation policies applicable to the Corporation's executive officers with respect to compensation reported for the year ended December 31, 1994. The Management Resources and Compensation Committees consist entirely of nonemployee directors.

                            COMPENSATION PHILOSOPHY

     The Committees believe that the Corporation's compensation program is a critical part of the effective management of its key executives. In conjunction with other sound management practices, Chrysler maintains a compensation program that rewards senior management behavior which builds the long-term value of the Corporation. The program is designed to:

     - Maintain a strong relationship between performance and rewards;

     - Establish consistent decision-making processes and rules of conduct;

     - Clearly communicate the pay program and its link to performance;

     - Actively encourage stock ownership;

     - Establish a comparative framework of companies for pay/performance analysis; and

     - Balance all compensation elements to create a total pay program based on aggressive performance objectives.

     The Committees believe that a significant portion of executive compensation should be linked to the achievement of corporate objectives and increases in share value in order to closely align the interests of the Corporation's executive officers with those of its stockholders. In response to the Omnibus Budget Reconciliation Act of 1993, the Corporation amended its performance-based compensation plans to be able to qualify compensation paid under those plans for deductibility under Section 162(m) of the Internal Revenue Code. The Committees may from time to time, however, authorize the payment of nondeductible compensation if they determine that such action would be in the best interests of the Corporation. In 1994, the Committees determined that it was appropriate to establish a base salary for Mr. Eaton above the limit set by Section 162(m) and forego the deduction for amounts above the limit in order to achieve the underlying objectives of the compensation program described in this Report. Incentive compensation earned by a named executive officer for 1994, which if paid currently would not be deductible by the Corporation, has been deferred until retirement.

                         EXECUTIVE COMPENSATION PROGRAM

     In addition to base salary, the Corporation's executive compensation program in 1994 included incentive compensation in the form of annual bonuses (short-term incentives), awards of Chrysler Common Stock paid at the end of three-year performance cycles (medium-term incentives), and grants of stock options exercisable over ten years (long-term incentives). The total amount of compensation paid to executives was determined with reference to a peer group of fifteen Fortune 500 companies which included the Corporation's two principal domestic competitors. Companies were selected on the basis of, among other things, their market capitalization, percentage of revenues derived from the sale of durable goods, use of benchmarking as a management tool, selection by Fortune magazine as one of its "Most Admired" companies, and selection for similar comparative purposes by General Motors Corporation or Ford Motor Company. The Committees believe that the various compensation programs within the peer group fairly represent the types and levels of compensation the Corporation must be prepared to provide in order to attract and retain qualified executives. Although peer group compensation data for 1994 is not yet available, the Committees expect that on average the base salaries of the Corporation's executive officers will fall near the 50th percentile of the peer group, while the total of all incentive compensation is expected to fall near the 90th percentile of such compensation within the peer group.

BASE SALARY

     The Committees establish base salaries for executive officers annually in relation to average base salaries paid within the peer group. In general, base salaries were set at levels near peer group averages, with performance-based incentive compensation providing an opportunity for above-market total compensation. Base salaries for executive officers were adjusted last year to reflect the increased average salary levels within the peer group and, in certain instances, the increased responsibilities undertaken by the officer. Notwithstanding such adjustments, the base salaries established for executive officers in 1994 in general are expected to be near peer group averages as determined by an independent consulting firm engaged to assist the Committees.

ANNUAL BONUS

     The Corporation paid bonuses to approximately 1,950 executives based on the level of attainment of corporate performance goals established by the Committees for 1994 and based on the Committees' assessment of an executive's individual performance. The Corporation surpassed the thresholds set for each of the performance goals established for 1994. Bonuses were paid in accordance with the formula previously approved by the stockholders by resolution (the Stockholders' Resolution). The formula limits the amount permitted to be set aside for incentive compensation under the Stockholders' Resolution in any year to 8% of the amount by which consolidated net earnings exceed $.4444 per share of Chrysler Common Stock. Approximately 50% of the amount permitted to be set aside for incentive compensation under the Stockholder's Resolution was paid out in bonuses in respect of 1994 performance.

     The corporate performance goals and their respective weightings were: pre-tax earnings -- based on audited financial statements (30%); customer satisfaction -- determined by customer surveys taken 12 months from the date of vehicle purchase to measure the probability that a customer will purchase another vehicle (30%); and vehicle quality improvements -- the reduction in model year repair conditions per 100 retail vehicles sold (C's/100) as determined by the number of actual warranty repairs made by Chrysler dealers under the Corporation's 12-month/12,000 mile warranty (40%). Goals were weighted in relation to their relative impact on the Corporation's current objectives.

     Bonuses based on corporate performance were determined by multiplying the target bonus (a percentage of base salary) established by the Committees for a given executive by the corporate performance level of 77%, which is the weighted average of actual performance against all three performance criteria. Approximately 36% of the bonuses paid to the named executive officers reflect the Committee's recognition of their individual performances.

PERFORMANCE SHARES

     The Committees each year establish a performance cycle of between two and five years and performance goals for that cycle based on long-term corporate objectives. At the commencement of a performance cycle, the Committee awards each eligible executive (officers and a limited number of senior executives) the number of performance stock units in the form of Performance Shares that would be deliverable to each of them at the end of the cycle if the performance goals for that cycle are achieved. The number of Performance Shares awarded at the beginning of a cycle is determined by dividing an amount (expressed as a percentage -- not in excess of 80% -- of the executive's base salary, or the average base salary or midpoint of the salary range of a class of employees, at the time of the award) by the then fair market value of Chrysler Common Stock, without regard to any dividend equivalents that may be paid in connection with such Performance Shares during the cycle. At the end of each cycle, participants may earn nothing, or a number of Performance Shares ranging from a set minimum to a maximum of 125% of the target award for that cycle, as determined by the Committee based on the Corporation's performance in relation to the performance goals. Performance Shares were awarded under the performance stock unit provisions of the Chrysler Corporation 1991 Stock Compensation Plan (the "1991 Plan") to 96 executives in 1994 for the 1994-1996 performance cycle, and are to be earned out based upon the level of achievement of vehicle quality improvements, the corporate goal established for that cycle. Performance Share awards for the 1992-1994 performance cycle were paid at a corporate performance level of 106% based on improvements in vehicle quality during the cycle as determined from warranty claims data.

STOCK OPTIONS

     The Corporation grants stock options and other stock-related incentives under the 1991 Plan adopted by the Board of Directors and approved by the stockholders. The 1991 Plan is intended to provide long-term incentives the ultimate value of which is determined by increases in the price of Chrysler's Common Stock.

     The 1991 Plan provides for the award of stock options, reload stock options, stock appreciation rights, limited stock appreciation rights, restricted stock units and performance stock units. (No restricted stock units have been awarded under the 1991 Plan and stock appreciation rights previously granted in tandem with stock options were relinquished in 1992 by employees.) Under the 1991 Plan no stock option can be granted at an exercise price of less than 100% of fair market value on the day the option is granted. Each option must be exercised within ten years after the date of grant, unless earlier terminated in connection with termination of employment, and is exercisable on and after the first anniversary of the grant to the extent of not more than 40% of the number of shares covered by the option, on and after the second anniversary of the grant to the extent of not more than 70% thereof, and on and after the third anniversary of the grant to the extent of 100% thereof.

     Stock options were granted in 1994 to approximately 1,750 officers and executives in amounts which were, in the judgment of the Stock Option Committee, directly related to the level of responsibility of the grantees as compared with their peer group counterparts. The number of options granted to a named executive officer was established after determining that the projected value of such options (as derived from the Black Scholes option pricing model) would rank near the 90th percentile of the projected value of options granted to his peer group counterparts.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Chrysler Supplemental Executive Retirement Plan provides, among other things, for annual supplemental retirement benefits to officers and senior executives equal to a percentage (not to exceed 6%), determined each year by the Incentive Compensation Committee, of their respective annual bonus and Performance Share awards. Annual retirement benefits based on awards paid for the year ended December 31, 1994, will be paid at the rate of 6% of such awards.

                      CHIEF EXECUTIVE OFFICER COMPENSATION

     Under Mr. Eaton's leadership as Chief Executive Officer, the Corporation in 1994 maintained an ambitious product development and facility modernization program, improved vehicle quality and customer satisfaction, reduced costs and significantly strengthened its financial position. In calendar year 1994, the Corporation had its best retail sales year in history, selling 2,451,747 vehicles at retail in the United States and Canada, an 8% increase over 1993. The Corporation also successfully launched its award-winning Cirrus and Stratus models, and its Avenger and Sebring models. In addition the Corporation had record net earnings of $3.7 billion and fully funded its pension plans.

     In establishing each of the components of Mr. Eaton's compensation for 1994, the Committees relied on information developed with the assistance of an independent executive compensation consulting firm. The Committees determined that equity-based incentive compensation should constitute a significant portion of Mr. Eaton's total compensation so that the value ultimately realized by Mr. Eaton would depend directly on the long-term performance of the Corporation and would be commensurate with the value realized by stockholders.

     Mr. Eaton's base salary was increased in 1994 to reflect increased salary levels among his peer group counterparts. Consistent with the Corporation's salary policy, following such adjustment Mr. Eaton's base salary was slightly below the 50th percentile for that group.

     Mr. Eaton received an annual bonus based on a corporate performance level of 77% and a bonus based on individual performance (as described above). Approximately 39% of Mr. Eaton's bonus reflects the Committee's recognition of his individual performance. Mr. Eaton also earned 20,034 Performance Shares with respect to the 1992-1994 performance cycle based on a corporate performance level of 106%. In addition, Mr. Eaton was awarded 11,600 Performance Shares to be earned over the 1994-1996 performance cycle. The number of Performance Shares awarded was determined by dividing an amount equal to a certain percentage (established by the Committees) of his base salary by the market price of Chrysler Common Stock. The Committees also granted to Mr. Eaton options to purchase 185,000 shares of Chrysler Common Stock after determining that the projected value of such options (as derived from the Black-Scholes option pricing model) to Mr. Eaton would rank near the 80th percentile of the projected value of options granted to his peer group counterparts.

     The Corporation reported record pre-tax earnings for 1994 of $5.8 billion and record total sales and revenues for 1994 of $52.2 billion, and increased the dividend to stockholders by 167%. The cumulative total shareholder return on Chrysler Common Stock for the last five years, as shown in the performance graph accompanying this Report, was 214%.

                                   CONCLUSION

     Under the Corporation's executive compensation program, the total compensation ultimately attainable by executive officers depends to a significant degree on consistent achievement of corporate objectives established by the Management Resources and Compensation Committees to enhance stockholder value. For example, 80% of the total compensation (excluding option grants) paid in 1994 under this program to the executive officers named in the Summary Compensation Table is directly related to the achievement of corporate performance objectives, including profitability. Including option grants valued under the Black-Scholes option pricing model, in excess of 85% of such compensation consists of elements the ultimate realizable value of which is based on achievement of such objectives and increases in share price.

                                          MANAGEMENT RESOURCES AND
                                            COMPENSATION COMMITTEES

                                          Robert J. Lanigan, Chairperson
                                          Robert E. Allen
                                          Joseph E. Antonini
                                          Malcolm T. Stamper

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on Chrysler Common Stock over the five preceding fiscal years with the cumulative total shareholder return on the common stock of each of General Motors Corporation and Ford Motor Company and the return on the Standard & Poor's 500 Stock Index, assuming an investment of $100 in each of the above at their closing prices on December 31, 1989 and reinvestment of dividends. The performance shown in the graph is not necessarily indicative of future performance.

                                                                  General Mo-
      Measurement Period         Chrysler Cor-    Ford Motor     tors Corpora-    S&P 500 In-
    (Fiscal Year Covered)          poration         Company          tion             dex
1989                                       100             100             100             100
1990                                        72              66              87              97
1991                                        71              75              77             126
1992                                       198             118              89             136
1993                                       333             184             154             149
1994                                       314             164             120             151

                                   ITEM NO. 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors recommends that the stockholders appoint the firm of Deloitte & Touche LLP as independent public accountants to audit the books, records and accounts of the Corporation for the year 1995. The firm has audited the Corporation's books annually since 1947. It has offices or associates convenient to most of the Corporation's facilities and the Board of Directors considers the firm to be well qualified.

     Total fees paid by the Corporation and its subsidiaries for professional services by Deloitte & Touche LLP in 1994 were approximately $10.8 million.

     Representatives of Deloitte & Touche LLP expect to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

     YOUR DIRECTORS RECOMMEND A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS, RECORDS AND ACCOUNTS OF THE CORPORATION FOR THE YEAR 1995, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                   ITEM NO. 3

                              STOCKHOLDER PROPOSAL

     Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C.
20037, who is the owner of 250 shares of Common Stock of the Corporation, has notified the Corporation that she intends to present at the meeting the following proposal:

     "RESOLVED: That the stockholders of Chrysler, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     In support of this proposal, Mrs. Davis has submitted the following statement:

     "REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 69,154,697 shares, representing approximately 27% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this resolution."

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
REASONS:

     Beginning with the 1986 Annual Meeting, this proposal has been rejected nine consecutive times by the Corporation's stockholders.

     The Corporation's Board of Directors believes that cumulative voting for directors would not serve any useful purpose and would be contrary to the best interests of the Corporation and its shareholders.

     It is the responsibility of the Board of Directors to direct the business of the Corporation on behalf of all stockholders. This can best be achieved by the election of directors who represent the stockholders as a whole, without favoritism or allegiance to any particular group of stockholders. A provision for cumulative voting in the election of directors could result in, and indeed may encourage, the members of special interest groups cumulating their vote to elect a director or directors. Your Board believes that the representation of special interest groups would weaken, rather than strengthen, the Board's ability to represent stockholders as a whole and that the divisiveness and factionalism such representation might encourage could be detrimental to the Corporation.

     IF THIS PROPOSAL IS PRESENTED AT THE MEETING AND THE CORPORATION RECEIVES YOUR PROXY IN THE ENCLOSED OR OTHER ACCEPTABLE FORM, IT WILL BE VOTED THEREON AS YOU SPECIFY, OR IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED AGAINST THE PROPOSAL.

                                   ITEM NO. 4

                              STOCKHOLDER PROPOSAL

     The Immaculate Heart Missions, Inc., 4651 North 25th Street, Arlington, Virginia 22207, owner of 7,500 shares of Common Stock of the Corporation, has notified the Corporation that it intends to present at the meeting the following proposal:

              "ENVIRONMENTAL, SOCIAL, AND FINANCIAL ACCOUNTABILITY
                     IN EXECUTIVE COMPENSATION FOR CHRYSLER

WHEREAS:

     We believe financial, social and environmental criteria should all be taken into account in fixing compensation packages for top corporate officers. Public scrutiny on compensation is reaching a new intensity, concerns expressed include the following:

          - Too often top executives receive considerable increases in compensation packages, even when corporate financial performance is poor and stockholders watch dividends slip and stock prices drop.

          - Executive compensation, even when it decreases in a bad year, is usually not proportional to a year's poor returns and the financial burden borne by stockholders. Professor Graef Crystal, a national authority on executive compensation, argues that CEOs, get paid "hugely in good years," and "if not hugely, then merely wonderfully in bad years."

          - The relationship between compensation and the social and environmental impact of a company's decisions is an important question. For instance, should top officers' pay for a given year be reduced if the company is found guilty of systematic sexual harassment or race discrimination or poor environmental performance, especially if it results in costly fines? Should responsible officers' compensation be on a business-as-usual scale in a year of a major environmental accident? Should compensation reflect a company's progress in lowering automobile emissions or improving automobile fuel efficiency? We believe this is an important principle for Chrysler's board and management to consider in creating executive compensation packages.

     We believe that these questions deserve the careful scrutiny of our Board and its Compensation Committee.

     RESOLVED: Shareholders request that the Board institute an Executive Compensation Review, and prepare a report available to shareholders by October 1995 with the results of the review and recommended changes in practice. The review shall cover pay, benefits, perks, stock options and special arrangements in the compensation packages for all the Company's top officers.

                              SUPPORTING STATEMENT

     We recommend that the Board study and report on the following in its review:

          1. Ways to link executive compensation more closely to financial performance with proposed criteria.

          2. Ways to link compensation to environmental and social corporate performance (e.g., are incentives given for meeting or surpassing certain environmental and social standards?).

          3. Ways to link financial viability of the Company to long-term environmental and social sustainability.

          4. A description of social and environmental criteria to take into account (e.g., environmental law-suits, settlements, penalties, violations, results of internal or independent environment audits).

          5. Comparison of compensation packages for officers and the lowest and average wages for (a) the Company's U.S. employees, and (b) Company operations outside the U.S."

     We believe this request is a reasonable one. Companies like Procter & Gamble, Westinghouse and Bristol-Myers Squibb have reported to shareholders on this issue, for example.

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
REASONS:

     The Corporation's stockholders rejected the identical proposal at the last two Annual Meetings by more than 92% of the votes cast.

     The Corporation believes that adoption of the proposal is unnecessary since executive compensation information is available to shareholders annually in the Corporation's proxy statement. In particular, the Board Compensation Committee Report on Executive Compensation required by SEC rules describes the compensation policies applicable to the Corporation's executive officers and the performance factor(s) upon which executive compensation is based.

     The Management Resources and Compensation Committees, which consist entirely of nonemployee directors, periodically review the Corporation's executive compensation program and those of a selected peer group and establish performance factor(s) which, if achieved, will increase shareholder value. The Committees are assisted in such reviews from time to time by independent consulting firms. Any recommendations concerning performance factors (whether financial, environmental, social, or otherwise) that the Corporation's Board of Directors may implement as a result of such peer group comparisons will be described in the Corporation's future proxy statements as part of the Board Compensation Committee Report.

     Accordingly, the Corporation believes that the costs of instituting the review and preparing the report called for by the proposal would outweigh the benefit to stockholders of any additional information that may result from such review. Further, the Corporation believes that the performance factors selected by the Management Resources and Compensation Committees to date have been appropriate, and that an additional review is unnecessary.

     IF THIS PROPOSAL IS PRESENTED AT THE MEETING AND THE CORPORATION RECEIVES YOUR PROXY IN THE ENCLOSED OR OTHER ACCEPTABLE FORM, IT WILL BE VOTED THEREON AS YOU SPECIFY, OR IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED AGAINST THE PROPOSAL.

                                   ITEM NO. 5

                              STOCKHOLDER PROPOSAL

     Nick Rossi, P.O. Box 249, Boonville, CA 95415, who is the owner of 1,350 shares of Common Stock, has submitted the following proposal:

     "The shareholders of Chrysler Corporation request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following: Beginning on the 1996 Chrysler Corporation fiscal year all members of the Board of Director's total compensation will be 1000 shares of Chrysler Corporation common stock each year. No other compensation of any kind will be paid."

     Mr. Rossi has submitted the following supporting statement:

     "For many years the Rossi family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.

     A few corporations have seen the wisdom in paying directors solely in stock. Most notably, Scott Paper and Travelers. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes.

     The directors would receive 1000 shares each year. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way it is done now, where directors receive the same compensation for good or bad performance."

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
REASONS:

     The Corporation must offer a competitive compensation program to attract and retain highly qualified people to serve as directors. According to recent surveys by independent compensation consultants, the majority of U.S. companies selected by the Corporation for comparison purposes provide a combination of equity-based and cash compensation to their nonemployee directors.

     Consistent with those competitive practices, the Corporation provides both cash and equity-based compensation in the form of stock options to its nonemployee directors. By linking compensation to increases in share price, stock options align directors' interests with those of shareholders.

     The Corporation believes that its compensation program for nonemployee directors is appropriately structured and that implementation of this proposal could significantly impair its ability to attract and retain qualified candidates to serve as directors.

     IF THIS PROPOSAL IS PRESENTED AT THE MEETING AND THE CORPORATION RECEIVES YOUR PROXY IN THE ENCLOSED OR OTHER ACCEPTABLE FORM, IT WILL BE VOTED THEREON AS YOU SPECIFY, OR IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED AGAINST THE PROPOSAL.

                           1996 STOCKHOLDER PROPOSALS

     Any stockholder proposal to be considered for inclusion in the proxy soliciting material for the Annual Meeting of Stockholders in 1996 must be received by Chrysler Corporation before December 3, 1995 and should be addressed to:

                            Mr. William J. O'Brien
                            Vice President, General Counsel and Secretary Chrysler Corporation
                            12000 Chrysler Drive
                            Highland Park, MI 48288-0001

                           GENERAL AND OTHER MATTERS

     Neither the Corporation nor the members of its Board of Directors intend to bring before the meeting any matters other than those referred to in the accompanying Notice. They are advised that three stockholders intend to bring before the meeting the proposals referred to in Item Nos. 3 through 5 in the accompanying Notice. They know of no other matter to be presented at the meeting.

     However, if any other matters properly come before the meeting, the persons appointed as proxies in the enclosed form of proxy/voting instruction card intend to vote in accordance with their judgment. If any nominee has become unavailable at the date of the meeting, which there is no reason to expect, your proxy, in the enclosed or any other form that so provides, may be voted for a new nominee of the management, unless the Board reduces the number of directors.

                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                              William J. O'Brien
                                   Vice President, General Counsel and Secretary
March 31, 1995

                         [MAP DESCRIBING LOCATION OF
                  CHRYSLER CORPORATION 1995 ANNUAL MEETING]

                                                                          NOTICE
                                                                       OF ANNUAL
                                                                      MEETING OF
                                                                    STOCKHOLDERS
                                                                       AND PROXY
                                                                       STATEMENT

                                                     (CHRYSLER CORPORATION LOGO)

                                                                    MAY 18, 1995
                                                   ALL STOCKHOLDERS ARE
                                                   REQUESTED TO DATE, SIGN AND
                                                   RETURN PROMPTLY THE ENCLOSED
    (LOGO)                                         PROXY.

recycled paper

[X] Please mark your                                                 0146
    votes as in this
    example.

     This proxy when properly executed will be voted as you specify below. If you do not specify otherwise, the proxy will be voted FOR election of directors, FOR Item 2 and AGAINST Items 3 through 5.

The Board of Directors recommends a vote FOR Items 1 and 2.                          The Board of Directors recommends a vote
                                                                                     AGAINST Items 3-5

                 FOR    WITHHELD                           FOR    AGAINST  ABSTAIN                            FOR   AGAINST  ABSTAIN
1. Election of  / /       / /     2. Appointment of       / /     / /      / /       3. Prosposal relating      / /    / /     / /
   Directors                         independent public                                 to cumulative voting.
   (See Reverse)                     accountants.
                                                                                     4. Proposal relating to    / /    / /     / /
For, except vote withheld from the following nominee(s):                                a review of executive
                                                                                        compensation.

                                                                                     5. Propsal relating to     / /    / /     / /
                                                                                        director compensation.
- --------------------------------------------------------

                                                                                                                      I will   / /
                                                                                                                      attend
                                                                                                                      Meeting.



SIGNATURE(S)______________________________________DATE__________________,1995

NOTE: Please sign exactly as name appears hereon. When signing as executor,administrator, trustee or the like please give full title.

                         PROXY/VOTING INSTRUCTION CARD
                             CHRYSLER CORPORATION
                  THE BOARD OF DIRECTORS SOLICITS THIS PROXY.


        The undersigned, whose signature appears on the reverse side, hereby appoints Robert J. Eaton, Robert A. Lutz, and Thomas G. Denomme, jointly and severally, proxies with full power of substitution to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of CHRYSLER CORPORATION on May 18, 1995, or adjournments thereof, on Items 1 through 5 as specified on the reverse side hereof (with discretionary authority under Item 1 to vote for a new nominee if any nominee has become unavailable) and on such other matters as may properly come before the meeting.

        Nominees for Director:

        Lilyan H. Affinito, Robert E. Allen, Joseph E. Antonini, Joseph A. Califano, Jr., Thomas G. Denomme, Robert J. Eaton, Earl G. Graves, Kent Kresa, Robert J. Lanigan, Robert A. Lutz, Peter A. Magowan, Malcolm T. Stamper and Lynton R. Wilson.

        This card constitutes voting instructions for any shares held for the undersigned in the dividend reinvestment plan and/or in the employee savings and deferred pay plans.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES,[SEE REVERSE SIDE], BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH
        TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THE PERSONS APPOINTED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES OR ANY SHARES HELD FOR YOU IN THE DIVIDEND REINVESTMENT PLAN UNLESS YOU SIGN AND RETURN THIS CARD.

                                           [LOGO]                    SEE REVERSE
                                   Printed on recycled paper         SIDE